Exhibit 5.1

michigan: Ann Arbor
Detroit • Grand Rapids
Kalamazoo • Lansing
Saginaw • Troy
florida: Naples
illinois: Chicago
massachusetts: Cambridge
new york: New York
canada: Toronto • Windsor
china: Shanghai
poland: Gdynia
Warsaw • Wroclaw

Founded in 1852	Miller, Canfield, Paddock and Stone, P.L.C.
by Sidney Davy Miller	840 West Long Lake Road, Suite 200
Troy, Michigan 48098
TEL (248) 879-2000
FAX (248) 879-2001

www.millercanfield.com

March 13, 2009

Commerce Street Pantheon Mortgage Asset Securitizations LLC
1700 Pacific Avenue
Suite 2020
Dallas, Texas 75201
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We will act as special counsel for Commerce Street Pantheon Mortgage Asset Securitizations LLC, a Texas limited liability company (the “Company”), in connection with the offering, from time to time, in one or more Series (each, a “Series”) of the Company’s Agency Security Pass-Through Certificates (the “Securities”). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the “Act”), by means of a Registration Statement of the Company on Form S-3. The Securities will be offered pursuant to a prospectus, as supplemented by a prospectus supplement (the “Base Prospectus” and applicable “Prospectus Supplement,” respectively), which will be filed with the Commission pursuant to Rule 424 under the Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of a deposit trust agreement (each, a “Deposit Trust Agreement”) between the Company, as depositor, and a trustee (the “Trustee”) in each case each such party to be identified in the Prospectus Supplement for such Series of Certificates.
We have examined copies of the Company’s Certificate of Formation and Bylaws, the Registration Statement, the Base Prospectus and the form of Prospectus Supplement included therein, the forms of Agreements filed as exhibits to the Registration Statement, the forms of Securities and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

March 13, 2009
of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing, we are of the opinion that:
     i.  When any Deposit Trust Agreement relating to a Series of Securities has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Trustee, and any other party thereto, as applicable such Deposit Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations; and
     ii. When the issuance and sale of a Series of Securities have been duly authorized by all requisite action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time) and, when the Securities have been duly and validly executed and authenticated by the Trustee for such Series in accordance with the terms of the related Deposit Trust Agreement, and delivered against payment therefor as described in the Registration Statement, such Securities will be duly and validly issued and outstanding, and the holders thereof will be entitled to the benefits of the related Deposit Trust Agreement.
     The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

March 13, 2009
of Michigan. The opinions set forth in this letter express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.
     We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Base Prospectus and applicable Prospectus Supplements, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.
Very truly yours,
/s/ Miller, Canfield, Paddock and Stone, P.L.C.
Miller, Canfield, Paddock and Stone, P.L.C.